Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 16th day of February 2021, by and among RMG Sponsor II, LLC, MKC Investments LLC, D. James Carpenter, Robert S. Mancini and Philip Kassin.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G  in respect of the Class A ordinary shares of RMG Acquisition Corporation II, par value $0.0001 per share, is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated:  February 16, 2021

RMG Sponsor II, LLC

By:	/s/ Philip Kassin
Name: Philip Kassin
Title: President

MKC Investments LLC

By:	/s/ Philip Kassin
Name: Philip Kassin
Title: President

D. James Carpenter

By:	/s/ D. James Carpenter

Robert S. Mancini

By:	/s/ Robert S. Mancini

Philip Kassin

By:	/s/ Philip Kassin